Contact: Yvonne Gill
October 24, 2014	570-724-0247
yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION APPOINTS BOARD CHAIR and Declares DIVIDEND

For Immediate Release:

Wellsboro, PA – The Board of Directors of Citizens & Northern Corporation (the “Company”) (NASDAQ: CZNC), parent company of Citizens & Northern Bank (the “Bank”), has announced the appointment of Leo Lambert as Chairman of the Board of the Company and the Bank. Mr. Lambert, who has been a Director of the Company and the Bank since 2001, will fill vacancies created in August 2014 as a result of the prior Chairman’s retirement and resignation. Mr. Lambert is the President and General Manager of Fitzpatrick & Lambert, Inc., a Ford dealership in Dushore, Pa.

The Board also declared a regular quarterly cash dividend of $0.26 per share. The dividend is payable on November 17, 2014 to shareholders of record as of November 4, 2014. Declaration of the dividend was made at the October 24, 2014 meeting of the Company’s Board of Directors.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Company’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.